January 13, 2006

Via Facsimile

Mr. Michael L. Eskew
Chief Executive Officer
United Parcel Service, Inc.
55 Glenlake Parkway, N.E.
Atlanta, Georgia  30328

	RE: 	United Parcel Service, Inc.
		Form 10-K: For the Year Ended December 31, 2004
		Form 10-Q: For the Quarter Ended September 30, 2005 Form 8-K: Filed October 25, 2005
		File Number: 001-15451


Dear Mr. Eskew:

	We have completed our review of your Form 10-K and related filings, and at this time do not have further comments.

							Sincerely,



							Michael Fay
							Accounting Branch Chief


cc: Mr. D. Scott Davis, Chief 	Financial Officer
	Mr. Jeffrey Stein, King & Spalding